EMPLOYMENT AGREEMENT

              EMPLOYMENT AGREEMENT (this “Employment Agreement”), dated as of March 26, 2007, by and between TheStreet.com, Inc., a Delaware corporation (the “Company” or “TheStreet.com”), and Steven Elkes (“Elkes”).

              WHEREAS, the Company desires that Elkes enter into this Employment Agreement, and Elkes desires to enter into this Employment Agreement, on the terms and conditions set forth herein;

              NOW THEREFORE, the parties hereto agree as follows:

              Section 1. Duties; Term.

              (a) The Company agrees to employ Elkes, and Elkes agrees to be so employed, in the positions of Chief Revenue Officer and Executive Vice President, Mergers & Acquisitions, responsible for the coordination of all revenue-generating and mergers and acquisitions activities of the Company, and Elkes agrees to perform such duties, functions and responsibilities as are generally incident to such positions, reporting to and subject to the direction of the Chief Executive Officer, for a period commencing on March 26, 2007 (the “Commencement Date”) and ending on March 25, 2009 (the “Expiration Date”), unless sooner terminated in accordance with Section 4 hereof (the “Term”). Elkes agrees to perform faithfully the duties assigned to him pursuant to this Employment Agreement to the best of his abilities and to devote substantially all of his business time and attention to the Company’s business. Elkes shall be subject to all laws, rules, regulations and policies as are from time to time applicable to employees of the Company including TheStreet.com’s Policy on Investments and Code of Business Conduct and Ethics, and will be required to comply fully with the provisions of all written supervisory procedures and other relevant securities and disciplinary policies relevant to his position with the Company.

              (b) Notwithstanding the foregoing, Elkes also may serve on the board of directors or advisory committee of other enterprises subject to the consent of the Board, which shall not unreasonably be withheld; provided, however, that Elkes shall not serve on more than two such boards at the same time.

              Section 2. Compensation.

              (a) Annual Salary. As compensation for his services hereunder, during the Term the Company shall pay to Elkes a salary of Three Hundred Thousand Dollars ($300,000) per annum, payable in accordance with the Company’s standard payroll policies, and less all applicable federal, state and local withholding taxes (the “Annual Salary”). The Annual Salary shall be reviewed at least annually during the Term, and may be increased in the sole discretion of the Company’s Chief Executive Officer and the Com-

pensation Committee of the Company’s Board of Directors (the “Board”), taking into consideration both the Company’s and Elkes’s performance during the preceding year.

              (b) Bonus. Except as set forth in Section 4 hereof, in addition to the Annual Salary, Elkes shall be entitled to receive additional bonus compensation, which may be cash and/or equity compensation, for his employment during calendar years 2007 and 2008 (the “Annual Bonus”). The Annual Bonus will be structured as follows: (i) seventy percent (70%) will be based upon the mutually agreed upon annual incentive bonus plan for management and other significant employees of the Company, which shall be based upon achievement of the Company’s financial and operational goals as approved by the Compensation Committee, and (ii) thirty percent (30%) will be based upon pre-established individual performance goals, as approved by the Committee with meaningful input on all goals from the Chief Executive Officer. The target level for the Annual Bonus will be 65% of the Annual Salary.

              (c) Options. Elkes will be awarded stock options, under the terms of TheStreet.com’s 1998 Stock Incentive Plan, as amended (the “Plan”), and TheStreet.com’s standard stock option agreement (the “Option Agreement’), to purchase up to 100,000 shares of TheStreet.com common stock. These stock options will vest and become exercisable on an annual basis at the rate of one-third per year on each of the first three anniversaries of the grant date, and will be priced at “fair market value”, which is defined in the Plan as the closing price of TheStreet.com’s common stock on the Nasdaq Stock Market on the last business day before the grant date (which is the Commencement Date). Additionally, the Option Agreement will contain a clause providing that upon the occurrence of a Change of Control (as defined in the Plan) prior to the termination of Elkes’s employment hereunder for any reason, one hundred percent (100%) of the then unvested portion of the stock options will immediately become vested.

              (d) In addition to the Annual Salary, the Annual Bonus and the stock options, Elkes may, in the discretion of the Compensation Committee of the Company’s Board of Directors, be granted awards under the Plan on an annual or other basis as compensation for the performance of his services hereunder.

              Section 3. Benefits; Expense Reimbursement.

              During the Term, Elkes shall be eligible to participate in any group insurance, accident, sickness and hospitalization insurance, and any other employee benefit plans of the Company in effect during the Term and available to the Company’s executive officers, and Elkes shall have the right to reimbursement, upon proper accounting, of reasonable expenses and disbursements incurred by him in the course of his duties hereunder. In addition, during each year of the Term, Elkes shall be entitled to three (3) weeks of paid vacation.

              Section 4. Employment Termination.

              (a) At any time during the Term, and except as otherwise provided in Sections 4(b) and 4(c) hereof, the Company shall only have the right to terminate this Employment Agreement and Elkes’s employment with the Company hereunder, upon written notice to Elkes, in the event Elkes engages in conduct which constitutes “Cause.” For purposes of this Employment Agreement, Cause shall mean (i) Elkes’s willful misconduct or gross negligence in the performance of his obligations under this Employment Agreement, (ii) dishonesty or misappropriation by Elkes relating to the Company or any of its funds, properties, or other assets, (iii) inexcusable repeated or prolonged absence from work by Elkes (other than as a result of, or in connection with, a disability), (iv) any unauthorized disclosure by Elkes of confidential or proprietary information of the Company, which is reasonably likely to result in material harm to the Company, (v) a conviction of Elkes (including entry of a guilty or nolo contendere plea) involving fraud, dishonesty, moral turpitude, or involving a violation of federal or state securities laws, or (vi) the failure by Elkes to perform faithfully his duties hereunder or other breach by Elkes of this Employment Agreement and such failure or breach is not cured, to the extent cure is possible, by Elkes within thirty (30) days after written notice thereof from the Company to Elkes. If this Employment Agreement and Elkes’s employment with the Company hereunder is terminated for Cause, or if Elkes voluntarily resigns from the Company without Good Reason, during the Term, the Company shall pay Elkes an amount equal to all earned but unpaid portions of the Annual Salary and unused vacation days through the date of termination, and following any such termination, Elkes shall not be entitled to receive any other compensation or benefits from the Company hereunder including, without limitation, any portion of the Annual Bonus for the year in which he is terminated.

              (b) This Employment Agreement and Elkes’s employment with the Company hereunder may also be terminated by the Company without Cause, or by Elkes upon the occurrence of an event constituting Good Reason. For purposes of this Employment Agreement, “Good Reason” shall mean (i) the failure of the Company to cure a material adverse change made by it in Elkes’s functions, duties, or responsibilities in his positions with the Company as provided in this Employment Agreement, or (ii) a reduction in the Annual Salary during the Term, or (iii) the failure of the Company to cure any other material breach of this Employment Agreement, or (iv) Elkes’s relocation by the Company or a successor thereto to a location more than fifty (50) miles from either the Company’s current headquarters or Elkes’s home address, provided that, in the case of (i), (ii), or (iii) above, the Company has failed to cure the event constituting Good Reason within thirty (30) days following written notice thereof from Elkes.

              (c) In the event that Elkes’s employment is terminated by the Company without Cause, or by Elkes with Good Reason, then the Company shall pay or provide to Elkes, as his sole and exclusive remedy hereunder, (A) an amount equal to all earned but unpaid portions of the Annual Salary and unused vacation days through the date of termi-

nation, (B) a pro rated (based on the number of days employed in the year of termination or resignation) bonus for the fiscal year in which such termination or resignation occurs (a “Pro Rated Bonus”), and, (C) for an additional twelve (12) month period, (i) group life, disability, sickness, hospitalization and accident insurance benefits equivalent to those to which Elkes would have been entitled if he had continued working for the Company, and (ii) the Annual Salary to the same extent to which Elkes would have been entitled if he had continued working for the Company. The Pro Rated Bonus shall be calculated at the end of the applicable year as if Elkes had been employed through year-end, and shall be payable to Elkes within five (5) business days of the date such bonuses are paid to management and other significant employees of the Company. The Annual Salary payments provided for in (A) above, the Pro Rated Bonus provided for in (B) above and the benefits continuation provided for in (C) above shall be contingent upon Elkes’s continued compliance with Sections 5 and 6 hereof, and Elkes shall be obligated to repay all such payments upon determination by one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association that Elkes has failed to comply as such with Sections 5 or 6 hereof. Additionally, the benefits continuation provided for in (C) above shall terminate upon Elkes becoming eligible for corresponding benefits in connection with new employment. Except as set forth above, Elkes shall not be entitled to receive any other compensation or benefits from the Company hereunder.

              (d) If in connection with the occurrence of a Change of Control, there is a significant reduction of Elkes’s authority, duties or responsibilities over the Company’s activities, relative to his authority, duties or responsibilities over such activities in effect immediately prior to such reduction (but not if such reduction in authority, duties or responsibilities over the Company’s activities occurs as a result of the Company being acquired and made part of a larger entity and Elkes is given authority, duties or responsibilities over the acquiring or surviving entity at the same or greater level than his authority, duties or responsibilities with the Company prior to the reduction), then the Company (or its successor) shall pay or provide to Elkes, as his sole and exclusive remedy hereunder, (i) an amount equal to all earned but unpaid portions of the Annual Salary and unused vacation days through the date of termination, (ii) the Annual Salary and group life, disability, sickness, hospitalization and accident insurance benefits to the same extent to which Elkes would have been entitled if he had continued working for the Company for an additional period of two (2) years, and (iii) a Pro Rated Bonus for the fiscal year in which such Change of Control occurs. The Annual Salary payments and benefits continuation provided for in (ii) above and the Pro Rated Bonus provided for in (iii) above shall be contingent upon Elkes’s continued compliance with Sections 5 and 6 hereof, and Elkes shall be obligated to repay all such payments upon determination by one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association that Elkes has failed to comply as such with Sections 5 or 6 hereof. Additionally, the benefits continuation provided for in (ii) above shall terminate upon Elkes becoming eligible for corresponding benefits in connection with new employment.

              (e) This Employment Agreement and Elkes’s employment with the Company hereunder shall terminate immediately and automatically upon (i) the death or Disability (as defined below) of Elkes, (ii) the liquidation or dissolution of the Company or other shutdown of the business then conducted by the Company, or (iii) the expiration of the Term. For purposes of this Employment Agreement, “Disability” shall mean physical or mental incapacity of a nature which prevents Elkes, in the good faith judgment of the Company’s Board of Directors, from performing his duties under this Employment Agreement for a period of 90 consecutive days or 150 days during any year with each year under this Employment Agreement commencing on each anniversary of the date hereof. If this Employment Agreement and Elkes’s employment with the Company hereunder is terminated on account of (i) or (ii) above, then the Company shall pay Elkes, or his estate, conservator or designated beneficiary, as the case may be, an amount equal to (A) all earned but unpaid portions of the Annual Salary and unused vacation days through the date of termination, and following any such termination, neither Elkes, nor his estate, conservator or designated beneficiary, as the case may be, shall be entitled to receive any other compensation or benefits from the Company hereunder.

              (f) Upon the termination of this Employment Agreement pursuant to Section 4 hereof, the Company shall have no further obligations under this Employment Agreement other than making the applicable payments; provided, however, that Sections 5 through 18 hereof shall survive and remain in full force and effect.

              Section 5. Non-Competition; Non-Solicitation. Except in the event of a termination of Elkes’s employment hereunder pursuant to Section 4(e):

              (a) Elkes hereby agrees that, during the period from the Commencement Date through the end of the first twelve (12) months after the cessation of Elkes’s employment with the Company, he will not engage in “Competition” with the Company. For purposes of this Employment Agreement, Competition by Elkes shall mean Elkes’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization anywhere in the United States which engages in the business of providing original editorial financial news content over the Internet; provided, however, that, notwithstanding the foregoing, it shall not be a violation of this Section 5(a) for Elkes to become the registered or beneficial owner of up to three percent (3%) of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that Elkes does not otherwise participate in the business of such corporation.

              (b) Elkes hereby agrees that, during the period from the Commencement Date through the end of the first twelve (12) months after the cessation of Elkes’s employment with the Company, he will not solicit for employment or hire, in any business enterprise or activity, any person who was employed by the Company during the Term.

              Section 6. Confidentiality; Intellectual Property.

              (a) Except as otherwise provided in this Employment Agreement, at all times during and after the Term, Elkes shall keep secret and retain in strictest confidence, any and all confidential information relating to the Company, and shall use such confidential information only in furtherance of the performance by him of his duties to the Company and not for personal benefit or the benefit of any interest adverse to the Company’s interests. For purposes of this Employment Agreement, “confidential information” shall mean any information, including, without limitation, plans, specifications, models, samples, data, customer lists and customer information, computer programs and documentation, and other technical and/or business information, in whatever form, tangible or intangible, that can be communicated by whatever means available at such time, that relates to the Company’s current business or future business contemplated during the Term, or that relates to the products or services offered or at any time contemplated to be offered by the Company, or the development thereof, and any information received from others that the Company is obligated to treat as confidential or proprietary (provided that such confidential information shall not include any information that (a) has become generally available to the public other than as a result of a disclosure by Elkes, or (b) was available to or became known to Elkes prior to the disclosure of such information on a non-confidential basis without breach of any duty of confidentiality from any party to the Company), and shall not disclose such confidential information to any Person other than the Company, except as may be required by law or court or administrative order (in which event Elkes shall so notify the Company as promptly as practicable). Upon termination of the Term for any reason, Elkes shall return to the Company all copies, reproductions and summaries of confidential information in his possession and erase the same from all media in his possession, and, if the Company so requests, shall certify in writing that he has done so. All confidential information is and shall remain the property of the Company as applicable (or, in the case of information that the Company received from a third party that is obligated to treat as confidential, then the property of such third party).

              (b) All Intellectual Property (as hereinafter defined) and Technology (as hereinafter defined) created, developed, obtained or conceived of by Elkes during the Term, and all business opportunities presented to Elkes during the Term, shall be owned by and belong exclusively to the Company, provided that they reasonably relate to any of the business of the Company on the date of such creation, development, obtaining or conception, and Elkes shall (i) promptly disclose any such Intellectual Property, Technology or business opportunity to the Company, and (ii) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such Intellectual Property, Technology or business opportunity. For purposes of this Employment Agreement, (x) the term “Intellectual Property” means and includes any and all trademarks, trade names, service marks, service names, patents, copyrights, and applications therefor, and (y) the term “Technol-

ogy” means and includes any and all trade secrets, proprietary information, invention, discoveries, know-how, formulae, processes and procedures.

              Section 7. Covenants Reasonable.

              The parties acknowledge that the restrictions contained in Sections 5 and 6 hereof are a reasonable and necessary protection of the immediate interests of the Company, and any violation of these restrictions would cause substantial injury to the Company and that the Company would not have entered into this Employment Agreement, without receiving the additional consideration offered by Elkes in binding himself to any of these restrictions. In the event of a breach or threatened breach by Elkes of any of these restrictions, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Elkes from such breach or threatened breach; provided however, that the right to apply for an injunction shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

              Section 8. No Third Party Beneficiary.

              This Employment Agreement is not intended and shall not be construed to confer any rights or remedies hereunder upon any Person, other than the parties hereto or their permitted assigns. “Person” shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, association, trust or other unincorporated organization or entity.

              Section 9. Notices.

              Unless otherwise provided herein, any notice, exercise of rights or other communication required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express, telecopy (or like transmission) or personal delivery against receipt, or mailed by registered or certified mail (return receipt requested), to the party to whom it is given at such party’s address set forth below such party’s name on the signature page or such other address as such party may hereafter specify by notice to the other party hereto. Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission or on the next business day when sent by overnight delivery service.

              Section 10. Representations.

              The Company hereby represents and warrants that the execution and delivery of this Employment Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action of the Company.

              Section 11. Amendment.

              This Employment Agreement may be amended only by a written agreement signed by the parties hereto.

              Section 12. Assignment and Delegation; Binding Effect.

              Neither party may assign any of its rights or delegate any performance under this Employment Agreement without the prior written consent of the other, provided, however, that the Company may assign this Employment Agreement without Elkes’s prior written consent (i) in connection with any merger, consolidation, any sale of all or substantially all of the Company’s assets or any other transaction in which more than fifty percent (50%) of the Company’s voting securities are transferred; or (ii) to any subsidiary, affiliate, joint venture, partnership or limited liability company in which the Company has a majority interest. Any purported assignment of rights or delegation of performance in violation of this Section is void. None of Elkes’s rights under this Employment Agreement shall be subject to any encumbrances or the claims of Elkes’s creditors.

              This Employment Agreement shall bind and benefit the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of all or substantially all of the assets of the Company (provided that a successor by way of acquisition of assets shall have undertaken in writing to assume the obligations of the Company hereunder).

              Section 13. Governing Law.

              This Employment Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts to be performed wholly within the state and without regard to its conflict of laws provisions.

              Section 14. Severability.

              If any provision of this Employment Agreement, including those contained in Sections 5 and 6 hereof, shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Moreover, if any one or more of the provisions of this Employment Agreement, including those contained in Sections 5 and 6 hereof, shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowable by applicable law. To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Employment Agreement invalid, illegal or unenforceable in any way.

              Section 15. Execution in Counterparts.

              This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

              Section 16. Entire Agreement.

              This Employment Agreement, together with the Option Agreement, sets forth the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

              Section 17. Titles and Headings.

              Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any of the provisions of this Employment Agreement.

              Section 18. Conflicts of Interest.

              Elkes specifically covenants, warrants and represents to the Company that he has the full, complete and entire right and authority to enter into this Employment Agreement, that he has no agreement, duty, commitment or responsibility of any kind or nature whatsoever with any corporation, partnership, firm, company, joint venture or other entity or other Person which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to the Company pursuant to this Employment Agreement, that he is not in possession of any document or other tangible property of any other Person of a confidential or proprietary nature which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to the Company pursuant to his Employment Agreement, and that he is fully ready, willing and able to perform each and all of his duties, obligations and responsibilities to the Company pursuant to this Employment Agreement.

              Section 19. Consent to Jurisdiction.

              Elkes hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in the City of New York in any action or proceeding to enforce the provisions of this Employment Agreement, and waives the defense of inconvenient forum to the maintenance of any such action or proceeding.

              Section 20. Section 409A.

              (a) Notwithstanding any provision of this Employment Agreement to the contrary, if Elkes is a “specified employee” as defined under Section 409A (“Section

409A”) of the Internal Revenue Code of 1986, as amended or any regulations or Treasury guidance promulgated thereunder, Elkes shall not be entitled to any payments upon a termination of his employment until the earlier of (i) the date which is six months after his termination of employment for any reason other than death or (ii) the date of his death. The provisions of this Section 20(a) shall only apply if required to comply with Section 409A.

              (b) If any provision of this Employment Agreement (or of any award of compensation, including equity compensation or benefits) would cause Elkes to incur any additional tax or interest under Section 409A, the parties agree to negotiate in good faith to reform such provision in such manner as to maintain, to the maximum extent practicable, the original intent and economic terms of the applicable provision without violating the provisions of Section 409A.

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              IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first written above.

/s/ Steven Elkes
Steven Elkes
23 Hirst Road
Briarcliff Manor, NY 10510

THESTREET.COM, INC.

By:	/s/ Thomas J. Clarke, Jr.
Thomas J. Clarke, Jr.
Chief Executive Officer

Address: 14 Wall Street
15th Floor
New York, NY 10005
Telephone No.: (212) 321-5000
Fax No.: (212) 321-5014